Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

Principal Financial Group, Inc. (Issuer)

Principal Financial Services, Inc. (Subsidiary Guarantor)

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule(1)	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Debt	5.375% Senior Notes due 2033	457(r)	$400,000,000	99.891%	$400,000,000	$0.00011020	$44,080
Fees to Be Paid	Debt	5.500% Senior Notes due 2053	457(r)	$300,000,000	99.751%	$300,000,000	$0.00011020	$33,060
Fees to Be Paid	Other	Guarantee of 5.375% Senior Notes due 2033	457(n)	—	—	—	—	—	(3)
Fees to Be Paid	Other	Guarantee of 5.500% Senior Notes due 2053	457(n)	—	—	—	—	—	(3)
		Total Offering Amounts				$700,000,000		$77,140
		Total Fees Previously Paid						—
		Total Fee Offsets						—
		Net Fee Due						$77,140

(1)            The registration fee of $77,140 is calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended (the “Securities Act”). Payment of the registration fee at the time of filing of the registrants’ registration statement on Form S-3 filed with the Securities and Exchange Commission on February 27, 2023 (Registration Statement Nos. 333-270046 and 333-270046-01), was deferred pursuant to Rules 456(b) and 457(r) of the Securities Act, and is paid herewith. The “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in such registration statement.

(2)            Represents the aggregate principal amount of each series of senior notes to be offered pursuant to the prospectus supplement to which this Exhibit 107 relates.

(3)            Pursuant to Rule 457(n) promulgated under the Securities Act, no separate filing fee is required for the guarantees.